Exhibit 10:

Real Prosperity Option to Purchase

Real Estate Sale and Purchase Agreement

The parties, The Strip Development LLC,. referred to hereinafter as (“Buyer” or “Buyers”), and Lloyd Barton referred to hereinafter as (“Seller”), which terms may be singular or plural and include the heirs, successors, personal representatives and assigns of Seller and Buyer, hereby agree that Seller will sell and Buyer will buy the following property, with such improvements as are located thereon, and is described as: approximately 250 acres more particularly described as follows:

1.       5.45 acres 070030002

DESCRIBED AS: Beginning at a point that is the NW Section Corner of Section 15, Township 6 South, Range 19 East, Salt Lake Base Meridian; thence bearing N88°28’19.6“W a distance of 1462.76 feet; thence bearing N77°24’42.8“E a distance of 773.61 feet; thence bearing S2°6’37“E along the East section line of Section 9, a distance of 339.210 feet to the point of beginning. Contains 5.45 acres more or less

2.       62.03 acres 070080001

PARCLES 070040002, 070050003 AND 070080001 DESCRIBED AS: Tracts 44 and 47 of Independent Resurvey with tract segregations of Sections 10, 11, 14, 15 and 16 of Township 6 South, Range 19 East, Salt Lake Meridian. ALSO DESCRIBED AS: Commencing at a point which is South 13°48’11” East 822.89 feet of the Southeast Corner of SECTION 10, TOWNSHIP 6 SOUTH, RANGE 19 EAST, SALT LAKE BASE AND MERIDIAN and continuing thence South 89°00’ West 5280.77 feet; thence South 0°00’21” West 3383.31 feet; thence North 22°57’05” West 3541.87 feet; thence North 89°56’34” East 1432.99 feet; thence North 01°01’10” West 1320.78 feet, thence North 89°56’53” East 2641.54 feet; thence North 0°50’52” West 1321.78 feet; thence North 89°04’22” East 1318.83 feet; thence South 0°59’51” East 1321.12 feet; thence South 01°01’10” East 1319.69 feet to the point of beginning, being part of Sections 10,11,14,15 and 16.

3.      185 + acres from 070040002 (we will need to do to a lot line adjustment along highway 40 on this parcel to get to the 250 acres) New Legal to be provided in Escrow

This is Raw Land and includes all mineral, water and air rights of any nature, all plants, trees, and shrubbery now a part thereof, together with all the improvements thereon, and all appurtenances thereto, all being hereinafter collectively referred to as the “Property”. No representations are made regarding availability of utilities of any kinds, including portable water. The full legal description of said Property is made a part of this Agreement by reference.

Seller will sell and Buyer will buy upon the following terms and conditions:

1. Buyers shall pay one million ($1,000,000.00) dollars for the 250 acres described above. There is a loan against the property of approximately $200,000 to be paid off through escrow and the balance of the $1,000,000 shall be paid to Lloyd Barton through Escrow from the first loan proceeds. This offer is 100% contingent upon Buyer obtaining financing.

2. Upon the Payment of the one million ($1,000,000.00) dollars as agreed and as set forth in Item 1 above; Seller agrees to convey the property to buyer free and clear.

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3. Buyer and seller further agree that for the sum of Twenty Five Hundred Dollars ($2,500.00) a month they will have the option to acquire the remaining 250 + or – acres under the same terms and conditions as set forth herein

4. It is understood that the Property will be conveyed by Warranty Deed, subject to covenants, restrictions, and easements, if any, of record.

5. Buyer and Seller will pay all closing costs according to standard practice. Seller shall pay for title insurance for a policy for the Buyer, Buyer shall pay all Recording Fees, Funding Fees, Loan Origination Fee, Document Preparation Fee, Loan Insurance Premium, Title Insurance Policy for the lender, any Appraisal Fee, Survey, Transfer Tax, Satisfaction and Recording Fees, and any other costs associated with the funding or closing of this Agreement. Each party shall pay their own attorney fees and costs.

6. Pro-rations: All taxes, monthly mortgage insurance premiums, if any, will be prorated as of the date of closing. Any interest and balance on existing loans as of the date of closing will be paid at closing by the Seller. All roll back taxes shall be paid by the Buyer.

7. At settlement, Seller agrees to pay for a standard coverage owner’s policy of title insurance insuring Buyer the amount of the transaction. Any expense of curing title, including but not limited to legal fees, discharge of liens will be paid by Seller.

8. Survey: As required by Lender, Buyer, shall obtain a new staked survey showing the actual land area being used for collateral, and including any improvements, if any, now existing thereon.

9. Title Examination and Time for Closing: If preliminary title report shows Seller is vested with a marketable title, subject to the usual exceptions contained in title insurance commitments (such as exceptions for survey, current taxes, zoning ordinances, covenants, restrictions and easements of record), the transaction will be closed and the deed and other closing papers shall be delivered on or prior to funding.

10. If preliminary title report reveals any defects which render the title unmarketable, Buyer will have 7 days from receipt of title commitment and survey to notify Seller of such title defects and Seller agrees to use reasonable diligence to cure such defects at Seller’s expense and will have 30 days to do so, in which event this transaction will continue. Seller in its sole discretion may elect to not sure the defects and cancel the sale. Seller shall not be responsible for any damages claimed by the Buyer as a result of any such canceled sale.

11. Property Condition: Seller agrees to deliver the Property in its PRESENT “AS-IS” CONDITION and subject to any contamination upon or under the property. Seller does hereby certify and represent that Seller has the authority and capacity to convey the Property with all improvements therein. Seller further certifies and represents that Seller knows of no latent defects to the Property and knows of no facts materially affecting the value of the Property except the following ________________________________________________________. Buyer has inspected the Property and accepts the Property in its PRESENT AS-IS CONDITION, except as otherwise specified herein _____________________.

12. Contract Deadlines. Buyer and Seller agree the following deadlines shall apply to this contract.

Settlement deadline __ August 19, 2014__

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13. Entire Agreement: There are no other agreements, promises or understandings between these parties, except as specifically set forth herein. This legal and binding Agreement will be construed under the Law of the State of Utah in the County where the property is situated.

IN WITNESS WHEREOF, all of the parties hereto affix their hands and seals this 20th day of August, 2013

/s/ Lloyd Barton

Seller: Lloyd Barton

/s/ Adrian Morrisette

Buyer Representative:

Adrian Morrisette

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